VALHI REPORTS FOURTH QUARTER 2023 RESULTS

DALLAS, TEXAS . . March 7, 2024. Valhi, Inc. (NYSE: VHI) reported net income attributable to Valhi stockholders of $3.9 million, or $.14 per share, in the fourth quarter of 2023 compared to a net loss of $9.4 million, or $.33 per share, in the fourth quarter of 2022. For the full year of 2023, Valhi reported a net loss attributable to Valhi stockholders of $12.1 million, or $.42 per share, compared to net income of $90.2 million, or $3.16 per share, for the full year of 2022. Net income attributable to Valhi stockholders increased in the fourth quarter of 2023 as compared to the fourth quarter of 2022 primarily due to higher operating results from all of our segments. Net income attributable to Valhi stockholders decreased in the full year of 2023 as compared to the full year of 2022 primarily due to lower operating results from our Chemicals Segment.

The Chemicals Segment’s net sales of $400.1 million in the fourth quarter of 2023 were $57.7 million, or 17%, higher than in the fourth quarter of 2022 and its net sales of $1.7 billion in the full year of 2023 were $263.7 million, or 14%, lower than in the full year of 2022. The Chemicals Segment’s net sales increased in the fourth quarter of 2023 compared to the fourth quarter of 2022 due to the net effects of higher sales volumes due to strengthening demand for TiO2 in our Chemicals Segment’s primary markets of Europe and North America and lower average TiO2 selling prices. The Chemicals Segment’s net sales decreased in the full year of 2023 compared to the full year of 2022 due to the effects of lower sales volumes in all major markets and lower average TiO2 selling prices. The Chemicals Segment’s TiO2 sales volumes were 29% higher in the fourth quarter of 2023 as compared to the fourth quarter of 2022 and 13% lower in the full year of 2023 as compared to the full year of 2022. Average TiO2 selling prices were 11% lower in the fourth quarter of 2023 as compared to the fourth quarter of 2022 and 4% lower in the full year of 2023 as compared to the full year of 2022. Average TiO2 selling prices at the end of 2023 were 13% lower than at the end of 2022. The Chemicals Segment’s changes in product mix positively contributed to net sales, primarily due to higher average selling prices and sales volumes in its complementary businesses which somewhat offset declines in TiO2 sales volumes in the full year of 2023. Fluctuations in currency exchange rates (primarily the euro) also affected net sales comparisons, increasing our Chemicals Segment’s net sales by approximately $10 million in both the fourth quarter and full year of 2023 as compared to the same periods in 2022. The table at the end of this press release shows how each of these items impacted our Chemical Segment’s net sales.

The Chemicals Segment’s operating loss in the fourth quarter of 2023 was $1.6 million as compared to an operating loss of $15.3 million in the fourth quarter of 2022. For the full year of 2023, the Chemicals Segment recognized an operating loss of $41.1 million compared to operating income of $174.6 million for the full year of 2022. The Chemicals Segment’s operating loss decreased in the fourth quarter of 2023 compared to the same period in 2022 primarily due to the net effects of higher sales volumes and lower average TiO2 selling prices. The Chemicals Segment’s operating income decreased in the full year of 2023 as compared to the full year of 2022 primarily as a result of the combination of lower sales volumes, higher production costs and lower average TiO2 selling prices. In addition, cost of sales in the fourth quarter and full year of 2023 includes $22 million and $96 million, respectively, of unabsorbed fixed production and other manufacturing costs associated with production curtailments at its facilities during the full year of 2023 as the Chemicals Segment adjusted its TiO2 production volumes to align inventory levels with lower demand. TiO2 production volumes were 15% higher in the fourth quarter of 2023 compared to the fourth quarter of 2022 but 19% lower in the full year of 2023 compared to the full year of 2022. As a result of reduced demand and scheduled maintenance activities, the Chemicals Segment operated its production facilities at 72% of practical capacity utilization in the full year of 2023 (76%, 64%, 73% and 75% in the first, second, third and fourth quarters of 2023, respectively) compared to 89% in the full year of 2022 (100%, 95%, 93% and 65% in the first, second, third and fourth quarters of 2022, respectively). Fluctuations in currency exchange rates (primarily the euro) decreased the Chemicals Segment’s operating loss by approximately $5 million in the fourth quarter of 2023 and by approximately $16 million in the full year of 2023 as compared to the same prior year periods.

The Chemicals Segment’s operating loss in the full year of 2023 includes an insurance settlement gain related to a 2020 business interruption insurance claim of $2.5 million ($1.3 million, or $.05 per share, net of  tax and noncontrolling interest), a fixed asset impairment related to the write-off of certain costs resulting from a capital project termination of $3.8 million ($1.8 million, or $.06 per share, net of tax and noncontrolling interest) and restructuring costs related to workforce reductions of $5.8 million ($2.8 million, or $.10 per share, net of tax and noncontrolling interest). The Chemicals Segment’s operating income in the full year of 2022 includes a gain related to the 2020 business interruption insurance claim noted above of $2.7 million ($1.4 million, or $.05 per share, net of tax and noncontrolling interest).

The Component Products Segment’s net sales were $43.2 million in the fourth quarter of 2023 compared to $40.0 million in the fourth quarter of 2022 and $161.3 million for the full year of 2023 compared to $166.6 million for the full year of 2022. The Component Products Segment’s net sales increased in the fourth quarter of 2023 compared to the same period in 2022 primarily due to higher security products sales related to a pilot project for a government security customer, partially offset by lower marine components sales primarily to the towboat market. The Component Products Segment’s net sales decreased for the full year of 2023 compared to the full year of 2022 due to lower marine components sales predominantly to the towboat market, partially offset by higher security products sales to the government security market largely in the fourth quarter related to the pilot project noted above. Operating income attributable to the Component Products Segment was $7.4 million in the fourth quarter of 2023 compared to $5.4 million in the fourth quarter of 2022 and $25.4 million for each of the years ended December 31, 2023 and December 31, 2022. The Component Products Segment’s operating income increased in the fourth quarter of 2023 compared to the same period in 2022 due to higher sales and improved gross margin percentage at security products, partially offset by lower marine components sales and gross margin percentage. Operating income for the full year of 2023 was comparable to 2022 as lower marine components sales were offset by higher gross margin percentages across both the security products and marine components reporting units, primarily due to lower production costs, and higher security products sales.

The Real Estate Management and Development Segment had sales of $9.7 million in the fourth quarter of 2023 compared to $20.2 million in the fourth quarter of 2022. For the full year of 2023 the Real Estate Management and Development Segment had sales of $93.9 million compared to sales of $125.7 million for the full year of 2022. Land sales revenue is generally recognized over time based on cost inputs, and land sales revenues are dependent on spending for development activities. Land sales revenues are also impacted by the relative timing of when new land parcel sales are closed. Land sales revenues decreased in the fourth quarter and full year of 2023 as compared to the same periods in 2022 primarily due to the decreased pace of development activity within the residential/planned community. The pace of development activities is dictated by a number of factors such as city permit and design approval and labor and materials availability. Recognition of tax increment infrastructure reimbursement of $25.2 million ($13.1 million, or $.46 per share, net of tax and noncontrolling interest) in the full year of 2023 and $15.2 million ($7.9 million, or $.28 per share, net of tax and noncontrolling interest) in the full year of 2022 are included in the determination of operating income. Our Real Estate Management and Development Segment also recognized a loss of $2.6 million ($1.3 million, or $.04 per share, net of tax and noncontrolling interest) related to the sale of a subsidiary in the fourth quarter of 2023.

Due to historically low water levels at Lake Mead, Nevada at the end of the second quarter of 2022, the Real Estate Management and Development Segment’s subsidiary Basic Water Company (BWC) ceased operations at its water intake facility and on September 10, 2022 BWC and its subsidiaries voluntarily filed for Chapter 11 bankruptcy protection in the United States Bankruptcy Court for the District of Nevada. The Real Estate Management and Development Segment recognized aggregate charges of $19.7 million related to BWC during 2022, including $16.4 million ($8.2 million, or $.29 per share, net of tax and noncontrolling interest), primarily in the second quarter, related to the impairment of the water delivery system fixed assets and, as a result of the bankruptcy filing of BWC in the third quarter, a $2.0 million ($1.0 million, or $.04 per share, net of tax and noncontrolling interest) loss on the deconsolidation of BWC and bad debt expense of $1.3 million ($.6 million, or $.02 per share, net of tax and noncontrolling interest) related to an intercompany receivable with BWC. These charges are all included in the determination of the Real Estate Management and Development Segment’s operating income.

Corporate expenses decreased 6% in the fourth quarter of 2023 as compared to the fourth quarter of 2022 primarily due to lower litigation fees and related costs. Corporate expenses decreased 5% in the full year of 2023 as compared to the full year of 2022 primarily due to lower administrative expenses. Interest income and other increased to $6.8 million in the fourth quarter of 2023 compared to $4.8 million in the fourth quarter of 2022 and $21.3 million for the full year of 2023 compared to $10.4 million in the full year of 2022 primarily due to higher average interest rates and increased investment balances.

Our net loss attributable to Valhi stockholders in 2023 includes a non-cash loss of $6.2 million ($3.8 million, or $.13 per share, net of tax and noncontrolling interest) related to the termination of a United Kingdom pension plan and a gain of $1.5 million ($1.1 million, or $.04 per share, net of tax) on the sale of land not used in our operations; both recognized in the second quarter.

The statements in this press release relating to matters that are not historical facts are forward-looking statements that represent management’s beliefs and assumptions based on currently available information. Although we believe the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurances that these expectations will be correct. Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those predicted. While it is not possible to identify all factors, we continue to face many risks and uncertainties. Among the factors that could cause our actual future results to differ materially include, but are not limited to, the following:

●	Future supply and demand for our products;
●	The extent of the dependence of certain of our businesses on certain market sectors;
●	The cyclicality of certain of our businesses (such as Kronos’ TiO2 operations);
●	Customer and producer inventory levels;
●	Unexpected or earlier-than-expected industry capacity expansion (such as the TiO2 industry);
●	Changes in raw material and other operating costs (such as ore, zinc, brass, aluminum, steel and energy costs);
●	Changes in the availability of raw materials (such as ore);
●	General global economic and political conditions that harm the worldwide economy, disrupt our supply chain, increase material and energy costs, reduce demand or perceived demand for TiO2, component products and land held for development or impair our ability to operate our facilities (including changes in the level of gross domestic product in various regions of the world, natural disasters, terrorist acts, global conflicts and public health crises);
●	Operating interruptions (including, but not limited to, labor disputes, leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime, transportation interruptions, certain regional and world events or economic conditions and public health crises);
●	Technology related disruptions (including, but not limited to, cyber-attacks; software implementation, upgrades or improvements; technology processing failures; or other events) related to our technology infrastructure that could impact our ability to continue operations, or at key vendors which could impact our supply chain, or at key customers which could impact their operations and cause them to curtail or pause orders;
●	Competitive products and substitute products;
●	Customer and competitor strategies;
●	Potential difficulties in integrating future acquisitions;
●	Potential difficulties in upgrading or implementing accounting and manufacturing software systems;
●	Potential consolidation of our competitors;
●	Potential consolidation of our customers;
●	The impact of pricing and production decisions;
●	Competitive technology positions;
●	Our ability to protect or defend intellectual property rights;
●	The introduction of trade barriers or trade disputes;
●	The ability of our subsidiaries to pay us dividends;
●	Uncertainties associated with new product development and the development of new product features;
●	Fluctuations in currency exchange rates (such as changes in the exchange rate between the U.S. dollar and each of the euro, the Norwegian krone and the Canadian dollar and between the euro and the Norwegian krone) or possible disruptions to our business resulting from uncertainties associated with the euro or other currencies;
●	Decisions to sell operating assets other than in the ordinary course of business;
●	The timing and amounts of insurance recoveries;
●	Our ability to renew, amend, refinance or establish credit facilities;
●	Increases in interest rates;
●	Our ability to maintain sufficient liquidity;
●	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters, including future tax reform;
●	Our ability to utilize income tax attributes, the benefits of which may or may not have been recognized under the more-likely-than-not recognition criteria;
●	Environmental matters (such as those requiring compliance with emission and discharge standards for existing and new facilities, or new developments regarding environmental remediation or decommissioning obligations at sites related to our former operations);
●	Government laws and regulations and possible changes therein (such as changes in government regulations which might impose various obligations on former manufacturers of lead pigment and lead-based paint, including NL, with respect to asserted health concerns associated with the use of such products) including new environmental, health, safety, sustainability or other regulations (such as those seeking to limit or classify TiO2 or its use);
●	The ultimate resolution of pending litigation (such as NL’s lead pigment and environmental matters);
●	Our ability to comply with covenants contained in our revolving bank credit facilities;
●	Our ability to complete and comply with the conditions of our licenses and permits;
●	Changes in real estate values and construction costs in Henderson, Nevada; and
●	Pending or possible future litigation or other actions.

Should one or more of these risks materialize (or the consequences of such development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected. We disclaim any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

Valhi, Inc. is engaged in the chemicals (TiO2), component products (security products and recreational marine components) and real estate management and development industries.

*****

Investor Relations Contact

Bryan A. Hanley

Senior Vice President and Treasurer

Tel. 972-233-1700

VALHI, INC. AND SUBSIDIARIES

CONDENSED SUMMARY OF OPERATIONS

(In millions, except earnings per share)

	Three months ended		Year ended
	December 31,		December 31,
	2022	2023	2022	2023

	(unaudited)
Net sales
Chemicals	$342.4	$400.1	$1,930.2	$1,666.5
Component products	40.0	43.2	166.6	161.3
Real estate management and development	20.2	9.7	125.7	93.9

Total net sales	$402.6	$453.0	$2,222.5	$1,921.7

Operating income (loss)
Chemicals	$(15.3)	$(1.6)	$174.6	$(41.1)
Component products	5.4	7.4	25.4	25.4
Real estate management and development	7.3	11.4	39.4	49.9

Total operating income (loss)	(2.6)	17.2	239.4	34.2

General corporate items:
Interest income and other	4.8	6.8	10.4	21.3
Gain on land sales	—	—	—	1.5
Other components of net periodic pension and OPEB expense	(4.1)	(1.8)	(13.9)	(11.8)
Changes in market value of Valhi common stock held by subsidiaries	(.7)	.4	(1.6)	(1.7)
General expenses, net	(9.2)	(8.8)	(36.5)	(34.7)
Interest expense	(7.0)	(6.9)	(27.9)	(28.3)

Income (loss) before income taxes	(18.8)	6.9	169.9	(19.5)

Income tax expense (benefit)	(8.3)	(3.8)	33.8	(22.4)

Net income (loss)	(10.5)	10.7	136.1	2.9

Noncontrolling interest in net income (loss) of subsidiaries	(1.1)	6.8	45.9	15.0

Net income (loss) attributable to Valhi stockholders	$(9.4)	$3.9	$90.2	$(12.1)

Amounts attributable to Valhi stockholders:
Basic and diluted net income (loss) per share	$(.33)	$.14	$3.16	$(.42)

Basic and diluted weighted average shares outstanding	28.5	28.5	28.5	28.5

VALHI, INC. AND SUBSIDIARIES

IMPACT OF PERCENTAGE CHANGE IN CHEMICAL SEGMENT'S NET SALES

(unaudited)

	Three months ended	Year ended
	December 31,	December 31,
	2023 vs. 2022	2023 vs. 2022
Percentage change in TiO2 net sales:
TiO2 sales volumes	29%	(13)%
TiO2 product pricing	(11)	(4)
TiO2 product mix/other	(4)	2
Changes in currency exchange rates	3	1

Total	17%	(14)%